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                                                                    EXHIBIT 10.2


                          WILSONS THE LEATHER EXPERTS


                          EXECUTIVE AND KEY MANAGEMENT
                                 INCENTIVE PLAN


                      (As Adopted Effective May 26, 1996)
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                          Wilsons The Leather Experts

                          Executive and Key Management
                                 Incentive Plan


A.  INTRODUCTION AND PURPOSE

This Plan has been developed to provide opportunities for Wilsons The Leather Experts Inc. (hereinafter "Wilsons") to motivate and reward key home office and distribution center associates through annual incentive awards. Eligible participants include the Chairman, President, all Vice Presidents, Directors and certain designated key personnel below the Director level. Cash awards are based on actual results measured against pre-established corporate financial objectives for consolidated earnings before federal and state income taxes of Wilsons and its direct and indirect subsidiaries ("EBT"). Selected positions below the level of President may also have position-specific measures in addition to the corporate financial performance measure. Awards are paid in cash to provide an immediate reward and supplement our base compensation program. Generally, payments are made in March or April following the end of each Plan Year.

This Plan is intended to be as simple as possible so that the goals are very clear to all parties. Important features of the Plan are described in this document. Any questions regarding the interpretation of this Plan, or any details not covered in this document, will be determined by the Incentive Committee in its sole discretion.

B.  INCENTIVE PLAN PROVISIONS

     1.  ADMINISTRATION

The Human Resource group administers the Plan. An Incentive Committee, consisting of the Vice President-Human Resources, the President and the Chairman, selects the participants in the Plan, establishes position-specific goals, if any, for the participants and targeted award percentages for incentive-eligible positions, and resolves disputes on interpretation and application of the Plan. The budgeted EBT for each Plan Year will be established by the Board of Directors of Wilsons (the "Board").

     2.  TERMS OF PARTICIPATION AND PAYOUT

Incentive-eligible positions, targeted award amounts, Wilsons' EBT goals and any applicable position-specific goals will be established and communicated, as early as possible, at the beginning of each Plan Year.

          a.  Eligibility Requirements.

     You must be actively employed by Wilsons or one of its direct or indirect subsidiaries as of the last day of the Plan Year (not the calendar year) in order to receive an incentive award for that year. In addition, in order to receive an incentive award for a Plan Year, you must be in an incentive eligible position as of the last day of the Plan Year, so that associates who transfer during a Plan Year from an incentive eligible position to an ineligible position will receive no

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     incentive payout for that year. Incentive awards generally will be distributed in March or April following the close of financial records for the Plan Year.

     Associates on written warning status either at the end of the Plan Year or on the date of payout will receive no incentive payout for that year. Further, associates terminated on or after the last day of a Plan Year but prior to the date of award payout for such Plan Year for a reason that Wilsons determines to be for cause will receive no incentive award payout for that year.

     For participants at the level of Vice President or below, functional area Vice President's budget/expense plan(s) must be met for the Plan Year in order to participate in a payout under this Plan for that year. Failure to achieve functional area Vice President's budget disqualifies you from eligibility for an award/payout under this Plan for the year.

          b.  Pro-rated Awards.

     Associates who become participants during a Plan Year will be eligible to receive a pro-rated bonus for that year reflecting their time as an eligible participant.

     Associates who transfer from an eligible position to another eligible position during a Plan Year will receive a pro-rata award based on the time spent in each of the eligible positions. In this situation, the ending base salary in, and targeted award percentage for, each position will be used to calculate the pro-rata award for the portion of the Plan Year in that position. Adjustments to base salary for associates who remain in the same position throughout the Plan Year, will be handled on an individual basis with terms and conditions communicated at time of salary change.

     In each case, a pro-rated award will be paid for a Plan Year only if all the requirements of subsection a. above are satisfied for that year. For purposes of pro-rating awards under the preceding two paragraphs, a transfer or other event that occurs prior to the 15th day of a month will be deemed to have occurred on the first day of that month, and a transfer or other event that occurs on or after the 15th day of a month will be deemed to occur on the first day of the following month.

     Company-paid leave-of-absence which exceeds eight weeks will result in the award being pro-rated to reflect time on leave which is greater than eight weeks. Unpaid leave-of-absence will result in the award being pro-rated for time on unpaid-leave status.

     3.  PERFORMANCE MEASURES

The basis for award payment will be EBT as established herein or by the Board in accordance herewith. Select associates below the level of President may have additional position-specific performance measures such as sales or gross margin. Foremost is the intent to motivate and reward our associates for contributions that successfully drive Wilsons' businesses. A personalized award sheet will be provided to each participant which outlines the basis upon which incentives will be awarded.

     4.  INCENTIVE AWARDS

A targeted award amount is established for each participant each Plan Year expressed as a percentage of base salary at the beginning of the Plan Year. While your targeted award amount communicated to you at the beginning of each Plan Year is based on your base salary at the beginning of that year, your actual

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award will be based on your base salary on the last day of the Plan Year
(subject to the proration provisions set forth in 2b).

Your targeted award amount is the amount of the incentive award which will be earned by you with respect to a Plan Year (assuming no change in your base salary and no transfer between positions during the year) if 100% of budgeted EBT for such Plan Year is achieved and if the other conditions to your receipt of such award set forth in or established pursuant to this Plan are satisfied. However, the program is structured to include a flexible scale ranging from 65% achievement of budgeted EBT to 135% achievement of budgeted EBT. The following chart shows the actual percents which will be paid out when EBT results are above or below budget:

                 % Achievement           % of Targeted
                  of Budget              Award Amount
                 -------------           -------------
                135.0% or more               200%
                    131.5%                   190%
                    128.0%                   180%
                    124.5%                   170%
                    121.0%                   160%
                    117.5%                   150%
                    114.0%                   140%
                    110.5%                   130%
                    107.0%                   120%
                    103.5%                   110%
                    100.0%                   100%
                     95.0%                    90%
                     90.0%                    80%
                     85.0%                    70%
                     80.0%                    60%
                     75.0%                    50%
                     70.0%                    40%
                     65.0%                    30%
               less than 65.0%                 0%


Note that at 135% achievement of budgeted EBT your incentive award DOUBLES! At the sole discretion of the Incentive Committee, there may be interpolation between levels unless otherwise expressly provided in the chart.

     5.  GENERAL PROVISIONS

The Plan operates on a "Plan Year" that ends on the Saturday nearest January 31 of each year. The following chart shows the first five Plan Years:

        Beginning Date             Ending Date
        --------------             -----------
        February 4, 1996           February 1, 1997
        February 2, 1997           January 31, 1998
        February 1, 1998           January 30, 1999
        January 31, 1999           January 29, 2000
        January 30, 2000           February 3, 2001

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Please see your Vice President-Human Resources if you need assistance in interpretation of this Plan.

C.  RIGHTS OF THE PARTICIPANT

This Plan is not an employment agreement and does not ensure or evidence to any degree the continued employment of any participant for any time, period or position. If a participant is covered by a written employment agreement that specifically refers to this Plan, the participant's rights and benefits shall be governed by the terms of the employment agreement to the extent inconsistent with this Plan.

No participant shall, by virtue of this Plan, have any interest in any specific asset or assets of Wilsons or any of its direct or indirect subsidiaries. A participant has only an unsecured right to receive an Incentive Plan payout in accordance with, and at the time specified by, the Plan.

D.  RIGHTS OF WILSONS

Wilsons reserves the right to change, amend, or terminate this Plan at any time, with or without notice to participants. Any changes, amendments or Plan termination may be made only by the Board.

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